United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

February 26, 2026

Date of Report (Date of earliest event reported)

KEEN VISION ACQUISITION CORPORATION

(Exact Name of Registrant as Specified in its Charter)

British Virgin Islands	001-41753	n/a
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

37 Greenbriar Drive Summit, New Jersey	07901
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 609-1394

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act: None.

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Units, each consisting of one ordinary share and one redeemable warrant to acquire one ordinary share	KVACU	The Nasdaq Stock Market LLC
Ordinary Shares, $0.0001 par value	KVAC	The Nasdaq Stock Market LLC
Warrants, each exercisable for one ordinary share at an exercise price of $11.50	KVACW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On February 26, 2026, Keen Vision Acquisition Corporation, a British Virgin Islands business company limited by shares (“Parent”), entered into a binding letter of intent (“LOI”) with Medera Inc., a Cayman Islands exempted company (“Company”), and Novoheart Group Limited, a British Virgin Islands company and wholly owned subsidiary of the Company (“NVH”). The LOI replaces the prior Merger Agreement dated September 3, 2024, which was terminated concurrently with execution of the LOI pursuant to a mutual release agreement entered into by the parties.

Under the LOI, Parent and NVH have agreed to use their best efforts to negotiate and execute a replacement merger agreement (“Replacement Merger Agreement”) no later than April 10, 2026. The Replacement Merger Agreement will be based on the terms and conditions of the prior Merger Agreement, modified as necessary to reflect the parties’ current agreements set forth in the LOI. The contemplated transaction involves a merger of NVH, which is principally engaged in pre-clinical human disease modeling, drug discovery, and related technologies, with and into Parent, with Parent as the surviving company and listed on Nasdaq. The final acquisition structure and jurisdiction of the combined company will be determined following due diligence and will be optimized for tax outcomes for existing equity holders of Parent and NVH.

The LOI sets NVH’s enterprise valuation at US$100,000,000. The Replacement Merger Agreement will provide that, at closing, the surviving company must have available cash, after payment of transaction expenses and net of any indebtedness of, or guaranteed by, NVH (“NVH Liabilities”), of not less than US$10,000,000. Available liquidity will include funds from Parent’s trust account (after all redemptions), proceeds from any private investment in public equity (“PIPE”) fundraising, and NVH’s balance sheet cash. Cash expenses to be paid at closing are capped at US$700,000 for Parent and US$1,300,000 for NVH.

Any PIPE fundraising must be completed within nine months of signing the LOI. The aggregate principal amount of all promissory notes issued or to be issued to KVC Sponsor LLC, Parent’s IPO sponsor, is subject to a mutually agreed maximum cap, as will be detailed in the Replacement Merger Agreement. Except for the PIPE closing requirement, conditions for closing will be substantially consistent with those in the prior Merger Agreement. The Replacement Merger Agreement will terminate if its closing conditions are not satisfied within nine months from the signing of the LOI.

Following execution of the LOI, Parent and NVH are obligated to use their best efforts, subject to applicable fiduciary duties, to seek approval from their respective boards of directors and shareholders for the transactions contemplated, including the NVH business combination with Parent. The LOI will terminate and be of no further force or effect upon the earliest of (a) execution of the Replacement Merger Agreement, (b) mutual written agreement of the parties, or (c) if the Replacement Merger Agreement is not executed by Parent and NVH on or before April 10, 2026.

In connection with the execution of the LOI, the parties also executed a standard termination and mutual release agreement relating to the current Merger Agreement between the Parent and Company.

Copies of the LOI and the termination and mutual release agreement attached to this Current Report on Form 8-K as Exhibits 10.1 and 10.2 and are incorporated herein by reference. The foregoing summary of the LOI and the termination and mutual release agreement is not intended to be complete and is qualified in its entirety by reference to the full text of the LOI and the termination and mutual release agreement, which is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

Exhibit No.	Description
10.1	Letter of Intent dated February 26, 2026 entered by and between the Parent and the Company
10.2	Termination and Mutual Release Agreement entered by and between the Parent and the Company dated February 26, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 2, 2026	Keen Vision Acquisition Corporation

	By:	/s/ WONG, Kenneth Ka Chun
	Name:	WONG, Kenneth Ka Chun
	Title:	Chief Executive Officer

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